Exhibit 99.1

Depomed Reports First Quarter 2013 Financial Results

Conference Call Scheduled for today at 4:30 PM EDT

Updated dial in information included below

Newark, California, May 8, 2013 — Depomed, Inc. (Nasdaq:DEPO) today reported financial results for the quarter ended March 31, 2013.

First Quarter 2013 Update

•                  Total revenues of $26.2 million, an increase of 55% over first quarter 2012

•                  Gralise® (gabapentin) net sales of $6.1 million

•                  Zipsor® (diclofenac potassium) net sales of $3.0 million

•                  Glumetza® (metformin hydrochloride extended-release) royalties from Santarus, Inc. of $13.3 million

•                  Net loss of ($5.5) million or ($0.10) per share, compared to a net loss of ($8.8) million or ($0.16) per share for first quarter 2012

•                  $72.9 million of cash and marketable securities and no debt as of March 31, 2013

•                  Filed a patent infringement lawsuit against Purdue Pharma related to OxyContin® (oxycodone hydrochloride controlled-release), and filed a suit in April 2013 for infringement of the same patents against Endo Pharmaceuticals related to OPANA®ER (oxymorphone hydrochloride extended-release)

“Our results for the first quarter of 2013 illustrate the progress we have made in the past year toward building our specialty pharmaceutical business and increasing revenue from our license and collaboration arrangements.   During the first quarter, we realigned our sales force to increase the frequency of calls on our top potential prescribers and better balance our sales territories.  We believe that the resulting disruption of the sales rep-physician relationships affected our first quarter prescription growth.  However, we expect that the realignment will create additional demand in future quarters.  In addition, during the first quarter, key wholesalers reduced their inventories of Gralise and Zipsor from December 31 levels, resulting in lower sales.  We believe that Gralise prescription growth and product shipments in April have resumed a growth trend.” said Jim Schoeneck, President and Chief Executive Officer of Depomed. “For the remainder of 2013, we are focused on growing product and royalty revenues, managing expenses to achieve positive cash flow and continuing to work towards acquisitions that will enhance the position of the company.”

Depomed First Quarter 2013 Results

Total revenues for the first quarter of 2013 were $26.2 million, consisting of $6.1 million of Gralise product sales, $3.0 million of Zipsor product sales, $14.1 million of royalties and $3.0 million of license and other revenue. First quarter 2012 revenues were $16.8 million. The increase in revenues in the first quarter of 2013 was driven by product sales of Gralise and Zipsor and increased Glumetza royalties.

Selling general and administrative expense was $26.0 million for the first quarter of 2013 as compared to $21.8 million for the first quarter of 2012. The increase is primarily due to sales and marketing expenses associated with Zipsor, which was acquired in June 2012, and the addition of the part-time contract sales force of 78 sales representatives in June 2012.

Research and development expense was $3.3 million for the first quarter of 2013 as compared to $3.5 million for the first quarter of 2012.

Net loss for the first quarter of 2013 was ($5.5) million, or ($0.10) per share, compared to net loss of ($8.8) million, or ($0.16) per share for the first quarter of 2012.

Cash and marketable securities were $72.9 million as of March 31, 2013 as compared to $77.9 million as of December 31, 2012.

2013 Financial Outlook

Depomed is reaffirming the financial outlook previously given for the full year of 2013.

•                  Total revenues of approximately $125 to $135 million, which includes approximately $6 million in anticipated milestones under our collaborative arrangements

•                  Operating expenses of approximately $120 to $130 million, which includes approximately $4 million of intangible amortization related to the acquisition of Zipsor

•                  Year-end 2013 cash and marketable securities of $70 to $80 million

Conference Call

Depomed will host a conference call today, Wednesday, May 8th, beginning at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its results.  Participants can access the call by dialing 877-317-6789 (United States) or 412-317-6789 (international). The conference call will also be available via a live webcast on the investor relations section of Depomed’s website at http://www.depomed.com. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company’s website for three months.

About Depomed

Depomed, Inc. is a specialty pharmaceutical company with three approved and marketed products. Gralise® (gabapentin) is a once-daily treatment approved for the management of postherpetic neuralgia (PHN).  Zipsor® (diclofenac potassium) Liquid Filled Capsules is a non-steroidal anti-inflammatory drug (NSAID) indicated for relief of mild to moderate acute pain in adults.   Glumetza® (metformin hydrochloride extended release tablets) is approved for use in adults with type 2 diabetes and is commercialized by Santarus, Inc. in the United States. The company formulates its products and product candidates with its proven, proprietary Acuform® drug delivery technology, which is designed to improve existing oral medications, allowing for extended release of medications to the upper gastrointestinal tract when dosed with food. Additional information about Depomed may be found on its website, www.depomed.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to the commercialization of Gralise and Zipsor; the efforts of our collaboration partners to commercialize products; and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans or objectives will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:
August J. Moretti
Depomed, Inc.
510-744-8000
amoretti@depomed.com

DEPOMED, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)	(Unaudited)
Revenues:
Product sales	$9,129	$2,109
Royalties	14,081	9,421
License and other revenue	2,964	5,305
Total revenues	26,174	16,835

Costs and expenses:
Cost of sales	1,484	518
Research and development expense	3,298	3,482
Selling, general and administrative expense	25,963	21,773
Amortization of intangible asset	962	—
Total costs and expenses	31,707	25,773

Loss from operations	(5,533)	(8,938)
Other income (expense)	(46)	143
Benefit (provision) for income taxes	99	(9)
Net loss	$(5,480)	$(8,804)

Basic net loss per common share	$(0.10)	$(0.16)
Diluted net loss per common share	$(0.10)	$(0.16)

Shares used in computing basic net loss per common share	56,460,829	55,554,579
Shares used in computing diluted net loss per common share	56,460,829	55,554,579

DEPOMED, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2013	2012
	(Unaudited)	(1)

Cash, cash equivalents and marketable securities	$72,889	$77,892
Accounts receivable, net	5,292	3,614
Receivables from collaborative partners	10,015	10,078
Inventories	8,743	9,587
Property and equipment, net	8,090	8,237
Intangible assets, net	24,467	25,078
Prepaid and other assets	5,932	7,167
Total Assets	$135,428	$141,653

Accounts payable and accrued liabilities	$27,926	$32,578
Deferred license revenue	17,797	18,789
Other liabilities	9,449	6,350
Shareholders’ equity	80,256	83,936
Total liabilities and shareholders’ equity	$135,428	$141,653

(1) Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.